Exhibit (a)(3)

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

MR SAM SAMPLE 123 SAMPLES STREET SAMPLETOWN SS X9X 9X9	Security Class 123
Holder Account Number
B1234567890 X X X
Intermediary XXX
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NON-REGISTERED (BENEFICIAL) SECURITYHOLDERS

1.   We are sending to you the enclosed proxy-related materials that relate to a meeting of the holders of the series or class of securities that are held on your behalf by the intermediary identified above. Unless you attend the meeting and vote in person, your securities can be voted only by management, as proxy holder of the registered holder, in accordance with your instructions.

2.   We are prohibited from voting these securities on any of the matters to be acted upon at the meeting without your specific voting instructions. In order for these securities to be voted at the meeting, it will be necessary for us to have your specific voting instructions. Please complete and return the information requested in this VIF to provide your voting instructions to us promptly.

3.   If you want to attend the meeting and vote in person, please write your name in the place provided for that purpose in this form. You can also write the name of someone else whom you wish to attend the meeting and vote on your behalf. Unless prohibited by law, the person whose name is written in the space provided will have full authority to present matters to the meeting and vote on all matters that are presented at the meeting, even if those matters are not set out in this form or the information circular. Consult a legal advisor if you wish to modify the authority of that person in any way. If you require help, please contact the Registered Representative who services your account.

4.   This VIF should be signed by you in the exact manner as your name appears on the VIF. If these voting instructions are given on behalf of a body corporate set out the full legal name of the body corporate, the name and position of the person giving voting instructions on behalf of the body corporate and the address for service of the body corporate.

5.   If this VIF is not dated, it will be deemed to bear the date on which it is mailed by management to you.

6.   When properly signed and delivered, securities represented by this VIF will be voted as directed by you, however, if such a direction is not made in respect of any matter, the VIF will direct the voting of the securities to be made as recommended in the documentation provided by the Board of Directors for the meeting.

7.   This VIF confers discretionary authority on the appointee to vote as the appointee sees fit in respect of amendments or variations to matters identified in the notice of meeting or other matters as may properly come before the meeting or any adjournment thereof.

8.   Your voting instructions will be recorded on receipt of the VIF.

9.   By providing voting instructions as requested, you are acknowledging that you are the beneficial owner of, and are entitled to instruct us with respect to the voting of, these securities.

10.  If you have any questions regarding the enclosed documents, please contact the Registered Representative who services your account.

11. This VIF should be read in conjunction with the information circular and other proxy materials provided by Management.	Fold

VIFs submitted must be received by 10:00 AM (Toronto Time) on June 21, 2013, or not later than 48 hours (other than a Saturday, Sunday or holiday)

immediately preceding the date of the Meeting as it may be adjourned or postponed from time to time.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone.	• Go to the following web site: www.investorvote.com
1-866-734-VOTE (8683) Toll Free	• Smartphone? Scan the QR code to vote now.

If you vote by telephone or the Internet, DO NOT mail back this VIF.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may choose an appointee other than the Management appointees named on the reverse of this VIF. Instead of mailing this VIF, you may choose one of the two voting methods outlined above to vote this VIF.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER        123456789012345

00Z47B	CPUQC01.E.INT/000001/i1234

Appointee(s)

Management Appointees are: Narinder Nagra, or failing this person, Jim Grosdanis,	OR	If you wish to attend in person or appoint someone else to attend on your behalf, print your name or the name of your appointee in this space (see Note #3 on reverse).

as my/our appointee to attend, act and to vote in accordance with the following direction (or if no directions have been given, FOR the proposed resolutions) and all other matters that may properly come before the Annual and Special Meeting of securityholders of Sprott Resource Lending Corp. (the “Company”) to be held at the Toronto Board of Trade, Suite 350, 77 Adelaide Street West, Toronto, ON on June 25, 2013 at 10:00 AM (Toronto Time) and at any adjournment(s) or postponement(s) thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

For	For	Against

1. Approval of Arrangement with Sprott Inc.

To consider, pursuant to an interim order of the Ontario Superior Court of Justice (Commercial List) dated May 24, 2013, as same may be amended, and, if deemed advisable to pass, with or without variation, a special resolution (the “Arrangement Resolution”) to approve an arrangement, pursuant to section 192 of the Canada Business Corporations Act, as amended, involving the Company and Sprott Inc., all as more particularly described in the accompanying management information circular of the Company dated May 24, 2013 (the “Circular”). The full text of the Arrangement Resolution is set forth in Appendix B to the Circular.

	☐	☐
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2. Election of Directors

	For	Withhold		For	Withhold		For	Withhold

01. A. Murray Sinclair	☐	☐	02. Peter F. Grosskopf	☐	☐	03. W. David Black	☐	☐

04. Brian E. Bayley	☐	☐	05. Donald D. Copeland	☐	☐	06. Paul Dimitriadis	☐	☐

07. W. Murray John	☐	☐	08. Dale C. Peniuk	☐	☐	09. Stewart J.L. Robertson	☐	☐

	For						For	Against

3. To Re-Appoint Auditor To re-appoint PricewaterhouseCoopers LLP as the auditor of the Company and authorize the Board of Directors to fix the auditor’s remuneration.							☐	☐

4. Stock Option Plan

To approve the Company’s Stock Option Plan, substantially in the form attached to the Circular as Appendix K and authorizing and approving the available and unallocated options thereunder for grant until June 25, 2016.

							☐	☐

5. Other Business To transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.							☐	☐
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	Signature(s)	Date
Authorized Signature(s)—This section must be completed for your instructions to be executed.
If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this VIF with signing capacity stated.		DD / MM / YY

Interim Financial Statements – Mark this box if you would like to receive Interim Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐	Annual Financial Statements – Mark this box if you would like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by mail.	☐

If you are not mailing back your VIF, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

¡ 999999999999	0 4 6 8 9 5 X X X X	AR 1	Q I C Q	+

00Z48F